Exhibit 99.1

Aimei Health Technology Co., Ltd Announces Pricing of $60 Million Initial Public Offering

NEW YORK, December 1, 2023 -- Aimei Health Technology Co., Ltd (NASDAQ: AFJKU, the “Company”) announced today that it priced its initial public offering of 6,000,000 units at $10.00 per unit. The units are expected to be listed on The NASDAQ Global Market (“NASDAQ”) and trade under the ticker symbol “AFJKU” beginning December 4, 2023. Each unit consists of one ordinary share and one right. Each right entitles the holder thereof to receive one-fifth (1/5) of one ordinary share upon the consummation of an initial business combination. No fractional rights will be issued upon separation of the units. As a result, 5 rights are needed to receive one ordinary share at the closing of the initial business combination. Once the securities comprising the units begin separate trading, the common stock and rights are expected to be listed on NASDAQ under the symbols “AFJK” and “AFJKR”, respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 900,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on December 6, 2023, subject to customary closing conditions.

Spartan Capital Securities, LLC acted as sole book running manager in the offering. Loeb & Loeb LLP is serving as legal counsel to the Company. Hunter, Taubman Fischer & Li LLC is serving as legal counsel to Spartan Capital Securities, LLC.

ARC Group Limited acted as financial advisor to the Company.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 30, 2023. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Spartan Capital Securities, LLC, 45 Broadway, 19th Floor, New York, NY 10006. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aimei Health Technology Co., Ltd

Aimei Health Technology Co., Ltd is a blank check company newly incorporated as a Cayman Islands exempted company with limited liability for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it is the Company’s intention to pursue prospective targets that are focused on healthcare innovation.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Juan Fernandez Pascual

Aimei Health Technology Co., Ltd

10 East 53rd Street, Suite 3001

New York, NY 10022